U.S. Employees	Exhibit 10.4
(Double Trigger, Expanded Forfeiture/Recovery Terms)

Archer-Daniels-Midland Company
2009 Incentive Compensation Plan

Restricted Stock Unit Award Terms and Conditions

These Terms and Conditions are part of a Restricted Stock Unit Award Agreement (the “Agreement”) that governs a Restricted Stock Unit Award made to you as an employee of Archer-Daniels-Midland Company (the “Company”) or one of its Affiliates pursuant to the terms of the Company’s 2009 Incentive Compensation Plan, as amended (the “Plan”). The Agreement consists of a notice of Restricted Stock Unit Award that has been provided to you (the “Notice”), these Terms and Conditions and the applicable terms of the Plan which are incorporated into the Agreement by reference, including the definitions of capitalized terms contained in the Plan.

Section 1.    Grant of Restricted Stock Unit Award.  The grant of this Restricted Stock Unit Award to you is effective as of the Date of Grant specified in the Notice. This Restricted Stock Unit Award provides you the number of Restricted Stock Units specified in the Notice, each such Restricted Stock Unit representing the right to receive one share of the Company’s common stock.

Section 2.    Rights of the Recipient.

(a)    No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Award do not entitle you to any rights of a shareholder of the Company’s common stock.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times by you until satisfaction of the vesting conditions set forth in Section 3.

(b)    Restrictions on Transfer.  You shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Restricted Stock Units or this Award, except that in the event of your death, your estate shall be entitled to the Shares represented by the Restricted Stock Units.  Any attempt to otherwise transfer the Restricted Stock Units or this Award shall be void.  All rights with respect to the Restricted Stock Units and this Award shall be available only to you during your lifetime, and thereafter to your estate.

(c)     Dividend Equivalents.  As of each date that the Company pays a cash dividend to the holders of its common stock generally, the Company shall pay you an amount equal to the per share cash dividend paid by the Company on its common stock on that date multiplied by the number of Restricted Stock Units credited to you under this Award as of the related dividend payment record date.  No such dividend equivalent payment shall be made with respect to any Restricted Stock Units which, as of such record date, have either been settled as provided in Section 4 or forfeited pursuant to Sections 5 or 7 below.  Any such payment shall be made as soon as practicable after the related dividend payment date, but no later than the later of (i) the end of the calendar year in which the dividend payment date occurs, or (ii) the 15th day of the third calendar month after the dividend payment date.

Section 3.    Vesting.  Subject to the provisions of Section 7 below, the Restricted Stock Units subject to this Award and your right to receive Shares in settlement thereof shall vest in full on the scheduled vesting date specified in the Notice, or at such earlier time as may be specified in Section 5 or Section 6 below (the date upon which such vesting occurs being referred to as the “Vesting Date”).

Section 4.    Settlement of Restricted Stock Units.  Subject to the provisions of Section 7 below, after any Restricted Stock Units vest pursuant to Section 3 above, the Company shall cause to be issued to you, or to your estate in the event of your death, one share of its common stock in payment and settlement

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of each vested Restricted Stock Unit.  Such issuance shall occur on or before the later of (i) the end of the calendar year in which the Vesting Date occurs, or (ii) the 15th day of the third calendar month after the Vesting Date, and you shall have no power to affect the timing of such issuance.  Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 8 below, and shall be in complete satisfaction of such vested Restricted Stock Units.  If the Restricted Stock Units that vest include a fractional Restricted Stock Unit, the Company shall round the number of vested Restricted Stock Units to the nearest whole unit prior to issuance of Shares as provided herein.  If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the Vesting Date) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 8 below.

Section 5.    Effect of Termination of Service.

(a)    Termination of Employment Generally. If, prior to the vesting of the Restricted Stock Units pursuant to Section 3, you cease to be an Employee for any reason (voluntary or involuntary) other than (i) death or Disability, or (ii) Retirement (as defined below), then your rights to the unvested Restricted Stock Units shall be immediately and irrevocably forfeited on the date of termination.

(b)    Death or Permanent Long-Term Disability. If you cease to be an Employee as a result of death, then all Restricted Stock Units subject to this Award and your right to receive Shares in settlement thereof shall fully vest and the Company shall settle such Restricted Stock Units pursuant to Section 4 above.  If you cease to be an Employee as a result of Disability, then subject to the forfeiture conditions of Section 7 below, the Restricted Stock Units subject to this Award and your right to receive Shares in settlement thereof shall continue to vest in accordance with Section 3 above.

(c)    Retirement. If you cease to be an Employee as a result of Retirement, then subject to the forfeiture conditions of Section 7 below, the Restricted Stock Units subject to this Award and your right to receive Shares in settlement thereof shall continue to vest in accordance with Section 3 above. “Retirement” means any termination of employment at or after age sixty-five (65), or at or after age fifty-five (55) with ten (10) or more years of continuous service as defined under the ADM Retirement Plan, a copy of which can be acquired upon request.

Section 6. Change of Control. In the event a Change of Control occurs prior to the Vesting Date, the following provisions shall apply:

(a)    Termination After a Change of Control. If, within 24 months after a Change of Control (i) described in paragraphs (a), (d) or (e) of Section 2.7 of the Plan or (ii) that constitutes a Business Combination as defined in paragraph (c) of Section 2.7 of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Restricted Stock Unit Award, you cease to be an Employee due either to an involuntary termination for reasons other than Cause (as defined in Section 7(b) below) or a resignation for Good Reason (as defined in Section 6(d) below), then all Restricted Stock Units subject to this Award and your right to receive Shares in settlement thereof shall immediately vest in full and will be settled in shares of Company common stock as provided in Section 4 above.

(b)    Award Not Continued, Assumed or Replaced. If this Restricted Stock Unit Award is not continued, assumed or replaced in connection with a Change of Control that constitutes a Business

Combination as contemplated by clause (ii) of Section 6(a) above, then all Restricted Stock Units subject to this Award and your right to receive Shares in settlement thereof shall immediately vest in full upon the occurrence of the Change of Control and will be settled in shares of Company common stock as provided in Section 4 above. Unless the Committee provides otherwise in connection with a Change of Control described in paragraph (b) of Section 2.7 of the Plan, all Restricted Stock Units subject to this Award shall vest in full prior to the consummation of the dissolution or liquidation.

(c)    Assumption or Replacement. For purposes of this Section 6, this Restricted Stock Unit Award will be considered assumed or replaced if, in connection with the Change of Control transaction and in a manner consistent with Code Section 409A, either (i) the contractual obligations represented by this Award are expressly assumed by the surviving or acquiring entity (or its parent entity) with appropriate adjustments to the number and type of securities subject to this Award that preserves the intrinsic value of this Award existing at the time of the Change of Control transaction, or (ii) you have received a comparable restricted stock unit award that preserves the intrinsic value of this Award existing at the time of the Change of Control transaction and is subject to substantially similar terms and conditions as this Award.

(d)    Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning specified in your employment agreement with the Company or an Affiliate, or, if you are not employed pursuant to an employment agreement or are party to an employment agreement that does not define the term, “Good Reason” shall mean any of the following events that occurs without your prior written consent:

(i)    you experience a material diminution in your employment duties, authority or responsibilities as compared to your duties, authority and responsibilities as in effect during the 90-day period immediately preceding the Change of Control;

(ii)    you experience a material diminution in your compensation as compared to your compensation as in effect during the 90-day period immediately preceding the Change of Control, or as the same may have been increased from time to time thereafter;

(iii)    you are required to be based at any office or location that is in excess of 50 miles from the principal location of your work during the 90-day period immediately preceding the Change of Control; or

(iv)    any action or inaction that constitutes a material breach by the Company or an Affiliate of any agreement under which you provide services to the Company or such Affiliate.

Before a resignation by you will constitute a resignation for Good Reason, you must give the Company or applicable Affiliate a notice of resignation within 30 calendar days of the occurrence of the event alleged to constitute Good Reason. The notice must set forth in reasonable detail the specific reason for the resignation and the facts and circumstances claimed to provide a basis for concluding that such resignation is for Good Reason. Failure to provide such notice within such 30-day period shall be conclusive proof that you do not have Good Reason to terminate employment. In addition, Good Reason shall exist only if the Company or applicable Affiliate fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the notice of resignation from you.

Section 7.    Forfeiture of Award and Compensation Recovery.

(a)    Forfeiture Conditions. Notwithstanding anything to the contrary in this Agreement, if you cease to be an Employee because your employment is terminated for “Cause” (as defined in paragraph 7(b)

below), or if, during the term of your employment with the Company and its Affiliates and for two years after the Vesting Date, or during the period following Retirement or Disability and prior to the passage of two years after the Vesting Date, you breach any restrictive covenants applicable to you (including those contained in paragraph 7(c) below), or you participate in an activity that is deemed by the Company to be detrimental to the Company or any of its Affiliates (including, without limitation, criminal activity), (i) you shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 4 above, and (ii) with respect to Shares that have been issued pursuant to this Award (or the cash value thereof paid) after the Vesting Date, either (A) you shall return such Shares to the Company, or (B) you shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date (or equal to the cash value previously paid).

(b)    Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the Company’s good faith determination that you have engaged in any act that creates just cause for termination, which, without limiting the foregoing, shall be deemed to include the following: (i) any act of dishonesty with respect to your responsibilities as an Employee, embezzlement, misappropriation, intentional fraud, or other violations of the law or similar conduct by you involving the Company or any Affiliate, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any Affiliate, (iv) activities harmful to the reputation of the Company or any Affiliate, (v) a violation of Company or Affiliate operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to you, including failure to provide your Best Efforts on behalf of the Company or any Affiliate, (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company or any Affiliate; (vii) any breach of your obligations to the Company or any Affiliate, including any confidentiality or non-disclosure obligations; or (viii) any willful and/or gross misconduct by you that in the good faith determination of the Company demonstrates unfitness to be an employee of the Company or any Affiliate, including the harassment of any employee or violation of any law, regulation, or Company policies. “Best Efforts” shall mean that, during your employment or relationship with the Company or any Affiliate, you will devote your best efforts to the performance of your duties and the advancement of the Company and its Affiliates and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to not devote your full attention to matters of the Company and its Affiliates during business hours, to disclose or utilize the Confidential Information of the Company or any Affiliate, or would reflect adversely on the Company or any of its Affiliates.

(c)    Violations of Restrictive Covenants. During the time in which your Restricted Stock Units shall vest and for two years after the Vesting Date, you shall comply with all provisions of the Restrictive Covenants set forth in Section 7(c)(i) through (iii) below.

(i)    Non-Disclosure and Return of Confidential Information. You have or will be given access to and provided with sensitive, confidential, proprietary, and/or trade secret information (collectively, “Confidential Information”) in the course of your employment. Examples of Confidential Information include, but are not limited to, inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and information. You agree not to disclose or use Confidential Information, either during or after your employment with the Company or any of its Affiliates, except as necessary to perform your duties or as the Company may consent in writing. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your employment.

(ii)    Non-Solicitation. During the time in which your Restricted Stock Units shall vest and for two years after the Vesting Date under Section 3 above, you may not, without the Company’s prior written consent, directly or indirectly, for you or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, or shareholder, or in any other individual or representative capacity:

(A)    Solicit any business competitive with the Company (including, for purposes of this subparagraph (c)(ii), any Affiliate of the Company) from any person or entity who (a) was a Company provider or customer within the 12 months prior to your employment termination and with whom you had direct or indirect contact to further the Company’s business, or for whom you provided services or supervised employees who provided those services, or about which you received or had access to Confidential Information about the provider or customer, or (b) was a prospective provider or customer the Company solicited within the 12 months before your employment termination and with whom you had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about which you received or had access to Confidential Information about the prospective customer or provider.
(B)    Hire, employ, recruit, or solicit any Company employee or consultant.
(C)    Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.
(D)    Assist anyone in any of the activities listed above.
(iii)    Non-Competition. During the time in which your Restricted Stock Units shall vest and for two years after the Vesting Date under Section 3 above, you may not, without the Company’s prior written consent, directly or indirectly, for you or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(A)    Engage in or participate in any activity that competes, directly or indirectly with any Company or Affiliate product or service that you engaged in, participated in, or had Confidential Information about during your employment, including, but not limited to, any business engaged in the trading and/or processing of agricultural commodities, the manufacturing of biodiesel, ethanol, or food and feed ingredients, or the operation of grain elevators and crop origination and transportation networks.

(B)    Assist anyone in any of the activities listed above.

(iv)    Certification of Compliance. Prior to the issuance of Shares, you may be required to certify to the Company and provide such other evidence to the Company as the Company may reasonably require that you have not engaged in any activities that compete with the business operations of the Company and its Affiliates since you ceased to be an Employee due to Retirement or Disability.

(d)    Compensation Recovery Policy. In addition to those provisions contained within Sections 7(a) through 7(c) above, to the extent that this Award and any compensation associated therewith is considered

“incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Section 8.    Withholding of Taxes.  You shall be responsible for the payment of any withholding taxes upon the occurrence of any event in connection with the Award (for example, vesting or issuance of Shares in settlement of Restricted Stock Units) that the Company determines may result in any tax withholding obligation, including any social security obligation. The delivery of Shares in settlement of Restricted Stock Units shall be conditioned upon the prior payment by you, or the establishment of arrangements satisfactory to the Company for the payment by you, of all such withholding tax obligations. You hereby authorize the Company (or the Affiliate that employs you) to withhold from salary or other amounts owed to you any sums required to satisfy withholding tax obligations in connection with the Award.  If you wish to satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued to you in settlement of the Restricted Stock Units, you must make such a request which shall be subject to approval by the Company. If payment of withholding tax obligations, or satisfactory payment arrangements, are not made on a timely basis, the Company may instruct an authorized broker to sell such number of Shares subject to the Award as are equal in value to the tax withholding obligations prior to the issuance of any Shares to you.

Section 9.    Securities Law Compliance.  No Shares shall be delivered upon the vesting of any Restricted Stock Units unless and until the Company and/or you shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that you may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.

Section 10.    No Rights as Employee or Consultant.  Nothing in this Agreement or this Award shall confer upon you any right to continue as an Employee or consultant of the Company or any Affiliate, or to interfere in any way with the right of the Company or any Affiliate to terminate your service at any time.

Section 11.    Adjustments.  If at any time while this Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.3 of the Plan, the number of Restricted Stock Units and the number and kind of securities that may be issued in respect of such Units shall be adjusted in accordance with the provisions of the Plan.

Section 12.    Notices.  Any notice hereunder by you shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 4666 Faries Parkway, Decatur, Illinois 62526 or at such other address as the Company may designate by notice to you.  Any notice hereunder by the Company shall be given to you in writing and such notice shall be deemed duly given only upon receipt thereof at such address as you may have on file with the Company.

Section 13.    Construction.  The construction of the Notice and these Terms and Conditions is vested in the Committee, and the Committee’s construction shall be final and conclusive. The Notice and these Terms and Conditions are subject to the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of the Notice and these Terms and Conditions on the one hand and the Plan on the other hand, the provisions of the Plan will govern.

Section 14.     Governing Law and Venue.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof. The parties expressly agree that any action relating to or arising out of this Agreement shall take place exclusively in the State of Illinois, and you consent to the jurisdiction of the federal and/or state courts in Illinois. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.

Section 15.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

Section 16.    Remedies. The parties expressly agree that the forfeiture and repayment obligations contained within Section 7 above do not constitute the Company’s exclusive remedy for your violation of Section 7(c)(i). The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation of that provision. To the extent that any violation of Section 7(c)(i) shall result in an injunction against you, the parties expressly agree that the Company shall be entitled to obtain and enforce immediately temporary restraining orders, preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach.

Section 17.    Miscellaneous.

(a)    Amendment, Waiver, and Severability. No waiver of any breach of any provision of this Agreement by the Company shall be effective unless it is in writing and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of any provision of this Agreement. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of your prior agreement with the Company, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. You also agree that the trier of fact may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, you acknowledge and agree that you have not, will not, and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by you or the Company except by the express written consent of the Company. The paragraph headings in this Agreement are for convenience of reference and in no way define, limit or affect the meaning of this Agreement.

(b)    Assignment and Transfer of Employment. The rights and/or obligations herein may only be assigned by the Company or any Affiliate (except as otherwise expressly set forth herein), may be done without your consent and shall bind and inure to the benefit of the Company, any Affiliate, its successors and assigns. If the Company or any Affiliate makes any assignment of the rights and/or obligations herein or transfers your employment or relationship within the Company or any Affiliate, you agree that this Agreement shall remain binding upon you.

(c)    Acceptance. You agree that this Agreement is accepted by you through your original, electronic or facsimile signature. You further agree that the Company or any Affiliate is deemed to have accepted this Agreement as evidenced by your receipt of the Notice of Restricted Stock Units.

(d)    Third Party Beneficiaries. This Agreement is intended to benefit each and every Subsidiary, Affiliate, or business unit of the Company for which you perform services, for which you have customer contacts, or about which you receive Confidential Information and may be enforced by any such entity. You agree and intend to create a direct, consequential benefit to the Company regardless of the Company entity with which you are affiliated on the last day of your employment or relationship with the Company.

(e)    Attorney’s Fees for Failure to Meet Repayment Obligations. You expressly agree that, if the Company successfully brings a lawsuit to recover amounts due and owing for a violation of Section 7(c), you shall be required to pay any and all of the Company’s reasonable attorney’s fees.

By indicating your acceptance of this Restricted Stock Unit Award, you agree to all the terms and conditions described above and contained in the Notice and in the Plan document.